CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We have issued our report dated July 23, 2008, accompanying the financial statements of Insured Municipals Income Trust, Limited Maturity Series 105 and New York Insured Municipals Income Trust, Series 195 (included in Van Kampen Unit Trusts, Municipal Series 639) as of March 31, 2008, and for the period from April 17, 2007 (date of deposit) through March 31, 2008 then ended and the financial highlights for the period from April 17, 2007 (date of deposit) through March 31, 2008, contained in this Post-Effective Amendment No. 1 to Form S-6 (File No. 333-139848) and Prospectus.

     We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

                                                  GRANT THORNTON LLP

New York, New York
July 23, 2008